Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 13, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of NGL Energy Partners LP and subsidiaries on Form 10-K for the year ended March 31, 2013. We have also issued our report dated June 29, 2011, with respect to the consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statement of NGL Energy Partners LP on Form S-8 (File No. 333-185068, effective November 20, 2012).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

June 13, 2013